Exhibit 99.1

AGS REPORTS Record Second QUARTER 2023 RESULTS

Second Quarter 2023 Highlights:

•	Total Revenue Increased 17% Y/Y to a Record $89.8 Million; Growth Achieved Across All Three Business Segments
•	Global EGM Sales Topped 1,250 Units; Up 35% Y/Y and 7% Ahead of Q2 2019
•	Domestic EGM Recurring Revenue Grew 7% Y/Y; Third Consecutive All-Time Quarterly Record
•	Table Product Revenue Advanced 25% Y/Y to a Record $4.4 Million
•	Generated Net Income of $851 Thousand
•	Adjusted EBITDA Increased by over 15% Y/Y to a Record $39.6 Million
•	Cash From Operations Eclipsed $25 Million; Free Cash Flow Reached $12.6 Million (+38% Y/Y)
•	Lowering Targeted Year-End 2023 Net Leverage Range to 3.25x to 3.50x

LAS VEGAS, AUGUST 3, 2023 - PlayAGS, Inc. (NYSE: AGS) ("AGS", "us", "we" or the "Company"), a designer and developer of equipment and services solutions for the global gaming industry, today reported operating results for the second quarter ended June 30, 2023.

Commenting upon the Company's second quarter results, AGS President and Chief Executive Officer David Lopez said, "Our record-setting second quarter financial performance clearly demonstrates the strength of our products, team members, and strategy, which is creating significant momentum within all three segments of our business. The unique combination of a growing portfolio of high-performing products and an exceptionally talented team has me excited about what lies ahead for our Company in 2023 and beyond."

Kimo Akiona, AGS Chief Financial Officer added, "During the second quarter we delivered on our commitment to further de-lever our balance sheet through a combination of Adjusted EBITDA growth and free cash flow generation. Supported by our record-setting financial performance through the first six months of the year, the sustained operating momentum we continue to observe across all three business segments, and our confidence in our ability to leverage our capital deployment discipline and improving working capital efficiency to consistently generate free cash flow, we now expect to exit 2023 with net leverage in the range of 3.25 times to 3.50 times."

Summary of the Three Months Ended June 30, 2023 and 2022

(In thousands, except per-share and Adjusted EBITDA margin data)

	Three Months Ended June 30,

	2023	2022	% Change
Revenues:
EGM	$82,681	$70,467	17.3%
Table Products	4,396	3,514	25.1%
Interactive	2,755	2,603	5.8%
Total revenues	$89,832	$76,584	17.3%
Income from operations	$15,076	$9,813	53.6%
Net income	$851	$1,542	(44.8)%
Basic income per share	$0.02	$0.04	(50.0)%
Diluted income per share	$0.02	$0.04	(50.0)%

Adjusted EBITDA:
EGM	$36,857	$31,564	16.8%
Table Products	2,263	2,021	12.0%
Interactive	473	545	(13.2)%
Total Adjusted EBITDA(1)	$39,593	$34,130	16.0%
Total Adjusted EBITDA margin(2)	44.1%	44.6%	(50 bps)

Second Quarter 2023 Financial Results

•	Total revenue increased 17% year-over-year to a record $89.8 million compared to $76.6 million in Q2 2022. All three operating segments delivered year-over-year revenue growth in Q2 2023, with the EGM and Table Products segments establishing new quarterly revenue records of $82.7 million and $4.4 million, respectively. Total revenue improved 8% over the then record $83.2 million achieved in Q1 2023, representing the Company's tenth consecutive quarter of sequential growth.
•

Gaming operations, or recurring revenue, reached a record $61.0 million, up 8% versus the prior year and 4% sequentially. Domestic EGM recurring revenue grew to a record $49.3 million, representing a year-over-year increase of 7% and 3% ahead of the previous record of $47.7 million set in Q1 2023. International EGM recurring revenue advanced 18% year-over-year and increased sequentially for the twelfth consecutive quarter. Table Products and Interactive recurring revenue increased 11% and 6% year-over-year, respectively. Recurring revenue accounted for nearly 70% of the Company's consolidated Q2 2023 revenue mix.

•	Equipment sales revenue advanced 45% year-over-year to a record $28.9 million, topping the previous record of $26.9 million, established in Q3 2019, by more than 7%. EGM sales revenue increased by over 40% versus the prior year to $28.3 million, while Table Products sales revenue surpassed $500 thousand for the first time. Equipment sales revenue increased approximately 18% relative to the $24.5 million delivered in Q1 2023, supported by quarterly sequential Table Products and EGM sales revenue growth of 36% and 17%, respectively.
•	Net income totaled $851 thousand compared to $1.5 million in Q2 2022, as the recent move higher in market-level interest rates increased the Company's interest expense by approximately $6 million relative to the level incurred in the prior year period. A more than 50% year-over-year increase in income from operations offset a significant portion of the prevailing interest rate environment's impact on the Company's reported net income.
•

Total Adjusted EBITDA (non-GAAP)(1) increased 16% year-over-year to a record $39.6 million, driven by EGM and Table Products Adjusted EBITDA growth of 17% and 12%, respectively. Q2 2023 Total Adjusted EBITDA surpassed the $36.5 million delivered in Q1 2023 by 8%, with all three operating segments achieving quarterly sequential growth, and exceeded the prior quarterly record of $37.3 million, set in Q4 2022, by 6%.

•

Total Adjusted EBITDA margin (non-GAAP)(1) was 44.1% compared to 44.6% in Q2 2022 and 43.9% in Q1 2023. Operating leverage realized on outsized EGM equipment sales revenue growth, further increases in higher-margin gaming operations revenue and continued improvement in EGM equipment sales gross margin combined to push the Company's Total Adjusted EBITDA margin back above the 44.0% level.

(1) Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures, see non-GAAP reconciliation below.

(2) Basis points ("bps").

EGM

Three Months Ended June 30, 2023 compared to Three Months Ended June 30, 2022

(Amounts in thousands, except unit data)	Three Months Ended June 30,

	2023	2022	$ Change	% Change
EGM segment revenues:
Gaming operations	$54,350	$50,538	$3,812	7.5%
Equipment sales	28,331	19,929	8,402	42.2%
Total EGM revenues	82,681	70,467	12,214	17.3%

EGM Adjusted EBITDA	$36,857	$31,564	$5,293	16.8%

EGM Business Segment Key Performance Indicators ("KPI's")
EGM gaming operations:
EGM installed base:
Class II	11,219	11,233	(14)	(0.1)%
Class III	5,203	4,794	409	8.5%
Domestic installed base, end of period	16,422	16,027	395	2.5%
International installed base, end of period	6,120	6,769	(649)	(9.6)%
Total installed base, end of period	22,542	22,796	(254)	(1.1)%

EGM revenue per day ("RPD"):
Domestic revenue per day	$33.48	$32.55	$0.93	2.9%
International revenue per day	$8.90	$6.69	$2.21	33.0%
Total revenue per day	$26.75	$24.79	$1.96	7.9%

EGM equipment sales
EGM units sold	1,259	934	325	34.8%
Average sales price ("ASP")	$20,700	$19,703	$997	5.1%

EGM Quarterly Results

Domestic Gaming Operations (3)
•

Domestic EGM gaming operations, or recurring revenue, increased 7% year-over-year to a record $49.3 million, exceeding the previous record of $47.7 million, established in Q1 2023, by approximately 3%. A nearly 40% year-over-year increase in our higher-yielding premium EGM installed base, further deployment of our first-ever high-denomination game content and chart-topping Spectra UR43 gaming cabinet, continuous installed base optimization efforts, and a stable gaming macroeconomic backdrop drove our improved quarterly recurring revenue performance versus the prior year. Domestic EGM recurring revenue established a new record for the third consecutive quarter and topped $45 million for the fifth quarter in a row. Recurring revenue accounted for over 60% of the total domestic EGM revenue generated in Q2 2023.

•

The domestic EGM installed base expanded to 16,422 units at the end of Q2 2023, representing an increase of 395 units versus the prior year. Outsized premium EGM footprint growth and deployment of our high-performing Spectra UR43 cabinet supported our year-over-year domestic EGM installed base expansion. The domestic EGM installed base increased by over 60 units versus the prior sequential quarter, marking the fifth consecutive quarter in which we were able to achieve quarterly sequential installed base growth. Continued penetration of the higher-yielding premium game market segment and further expansion of our Spectra UR43 gaming cabinet footprint paced our sequential domestic EGM installed base growth in Q2 2023.

•

Our installed base of high-performing premium EGM units increased by nearly 40% year-over-year, accounting for over 16% of our domestic EGM installed base at the end of Q2 2023 compared to approximately 12% at the end of Q2 2022. Our premium EGM installed base increased by approximately 8% on a quarterly sequential basis, marking our fourteenth consecutive quarter of premium unit growth. Our premium EGM product offerings continue to deliver superior per unit economics, strengthening our reported domestic EGM RPD metrics and enhancing the returns we are able to achieve on our machine-related growth capital investments.

•

Domestic EGM RPD increased 3% year-over-year to a record $33.48, exceeding $30 for the ninth consecutive quarter. Outsized premium unit growth, further capital efficient installed base optimization, deployment of our high-performing Spectra UR43 cabinet and a stable gaming macroeconomic environment paced our improved Q2 2023 domestic EGM RPD performance. Domestic EGM RPD increased approximately 2% relative to the $32.82 achieved in Q1 2023, reflecting the continued benefit from the implementation of our company-specific yield optimization tools and historically normal seasonality in market-level gross gaming revenue ("GGR") trends.

International Gaming Operations
•

International EGM gaming operations, or recurring revenue, totaled $5.1 million, up nearly 20% versus the $4.3 million delivered in Q2 2022. The outsized year-over-year International EGM recurring revenue growth rate reflects the continued strong performance of established AGS franchise game themes throughout the Mexico casino market, a consistent and broad-based recovery in prevailing local macroeconomic conditions in Mexico, further successful implementation of our global installed base optimization initiatives, and favorable foreign exchange fluctuations. International EGM recurring revenue improved approximately 8% over the $4.7 million delivered in Q1 2023, representing the twelfth consecutive quarterly sequential increase.

•

The international EGM installed base totaled 6,120 units at June 30, 2023, down approximately 130 units versus the prior sequential quarter. The Company intends to leverage its global fleet optimization initiatives to capital efficiently stabilize its international EGM installed base over the remainder of 2023.

•

International EGM RPD increased 33% year-over-year to $8.90, topping the $8 level for the second consecutive quarter and eclipsing the $8.22 achieved in Q2 2019 by more than 8%. The Company estimates International EGM RPD grew by approximately 19% year-over-year on a constant-currency basis. International EGM RPD increased approximately 7% over the $8.29 achieved in Q1 2023, improving sequentially for the twelfth consecutive quarter.

EGM Equipment Sales
•

AGS sold 1,259 EGM units globally in Q2 2023, representing an increase of approximately 35% compared to the 934 units sold in Q2 2022 and approximately 7% ahead of the 1,181 units sold in Q2 2019. The sales momentum building as a result of the continued strong performance of the chart-topping Spectra UR43 cabinet; a strategic focus on broadening our customer account penetration, particularly with larger multi-site corporate operators; the ability to leverage a deeper and more diverse suite of gaming content and cabinet variety to increase average order size; continued outsized penetration of the Historical Horse Racing ("HHR") market, supported by the strength of our game performance; and relatively consistent core North American replacement unit demand contributed to our improved EGM unit sales performance versus the prior year. EGM unit sales increased by over 10% relative to the 1,121 units sold in Q1 2023 and have now grown sequentially in nine of the past ten quarters.

•

The average sales price ("ASP") in Q2 2023 was $20,700 versus $19,703 in Q2 2022, topping $20,000 for the first time in the Company's history. Our record-setting ASP performance reflects the premium pricing we have been able to command on our high-performing Spectra UR43 cabinet and continued implementation of our price integrity initiatives across the balance of our EGM equipment portfolio.

•

We sold units into 29 U.S. states, four Canadian provinces and one international jurisdiction outside of North America throughout Q2 2023, as we continue to successfully implement strategic initiatives intended to broaden our customer account penetration, particularly with larger corporate buyers. To that end, we sold units to a record 149 unique customers in Q2 2023, representing an increase of more than 65% versus the prior year and nearly 60% higher than the number sold to in Q2 2019.

Product Highlights
•

Our high-performing Spectra UR43 gaming cabinet remains at the top of the charts, achieving the number one ranking in the "Portrait Upright" category of the July 2023 Eilers-Fantini Cabinet Performance Report for the seventh consecutive month. The strong initial performance of the cabinet's two launch titles, Shamrock Fortunes and Long Bao Bao, continues to broaden its appeal with tribal and commercial operators alike, with each theme delivering reported performance of over 1.75 times house average, per Eilers. Spectra UR43 accounted for over 750 of the total units sold in Q2 2023, pushing our total footprint to more than 1,650 units at quarter end. Supported by the sustained strength in Spectra' UR43's launch title performance and the deep portfolio of over 30 titles under development to support the cabinet during its first year of commercialization, we expect demand for the cabinet to remain strong over the coming quarters.

•

Orion Curve Premium reached a notable milestone in Q2 2023, as our installed base surpassed 1,500 units in just under two years' time. Demand for Curve Premium remains relatively robust, as evidenced by the quarterly sequential installed base growth of 13% delivered in Q2 2023. Our extensive Curve Premium game theme pipeline, featuring a number of popular AGS brands and proven game mechanics, the expanded breadth of our product configuration and merchandising offerings, and strategic targeting of latent customers should allow us to broaden Curve Premium's market penetration as we progress throughout the remainder of 2023.

•	The Company's initial high-denomination game themes, Mega Diamond and Gold Inferno, continue to establish themselves in the market, with strong reported game performance above 1.25 times house average landing each title in the top 25 of the "High Denom, Video Reel" category of the July 2023 Eilers-Fantini Game Performance Report. In addition to providing the Company's account executives with the means to sell into a new segment of their customers' slot floors, the games also serve as another tool to support the Company's installed base optimization initiatives and to strategically broaden its online RMG content offering into a category with high player appeal.

(3) "Domestic" includes both the United States and Canada.

Table Products

Three Months Ended June 30, 2023 compared to Three Months Ended June 30, 2022

(Amounts in thousands, except unit data)	Three Months Ended June 30,

	2023	2022	$ Change	% Change
Table Products segment revenues:
Gaming operations	$3,868	$3,499	$369	10.5%
Equipment sales	528	15	513	3420.0%
Total Table Products revenues	$4,396	$3,514	$882	25.1%

Table Products Adjusted EBITDA	$2,263	$2,021	$242	12.0%

Table Products unit information:
Table products installed base, end of period(4)	5,257	4,791	466	9.7%
Average monthly lease price	$241	$239	$2	0.8%

Table Products Quarterly Results

•	Gaming operations, or recurring revenue, increased 11% year-over-year to a record $3.9 million, accounting for nearly 90% of total segment revenue. Further penetration of the single-deck specialty game card shuffler market with PAX S, an over 8% year-over-year increase in revenue generated by the Company's industry-leading table game progressive product portfolio, and activation of additional AGS Arsenal site license contracts contributed to the improved recurring revenue performance versus the prior year. Gaming operations revenue advanced 4% versus the $3.7 million produced in Q1 2023.
•	Equipment sales revenue reached a record $528 thousand, exceeding the previous record of $410 thousand, set in Q3 2019, by nearly 30% and up by more than 35% compared to the $388 thousand delivered in Q1 2023. Growing customer adoption of the PAX S single-deck card shuffler paced the Company's record equipment sales revenue performance in the quarter.
•	The table products installed base totaled 5,257 units (4) at the end of Q2 2023, up by more than 450 units, or approximately 10%, versus the prior year. The full-scale commercial launch of PAX S, a near doubling of the Bonus Spin Xtreme ("BSX") progressive footprint and further adoption of the Company's all-inclusive AGS Arsenal site license offering contributed to year-over-year installed base growth in all Table Product categories, including progressives, shufflers, side bets, and premium games. The table products installed base declined by a modest 21 units on a quarterly sequential basis.
•	The average monthly lease price ("ALP") was relatively consistent versus the prior year at $241. The ALP increased approximately 3% sequentially, supported by outsized growth of premium-priced PAX S units within the installed base.
•	The PAX S specialty game card shuffler footprint grew to over 265 units at the end of Q2 2023, with units live in more than 50 unique casinos across 18 states and provinces. The PAX S footprint expanded by more than 60 units, or approximately 30%, sequentially in Q2 2023, supported by initial installs into WA, IN and SK. With PAX S approved in all major North American markets and supported by the overwhelmingly positive customer feedback received on the product to date, the Company believes it remains in the very early stages of realizing PAX's true growth potential.
•	The table game progressive installed base surpassed 1,800 units at quarter end, representing an increase of approximately 5% versus the prior year. The Company's diverse table game progressive product portfolio continues to consistently generate over $2 million of high-margin, recurring revenue per quarter, serving as a key contributor to the record Table Products recurring revenue performance achieved in Q2 2023.
•	Table Products Adjusted EBITDA increased 12% year-over-year to $2.3 million. Adjusted EBITDA margin was 51.6% compared to 57.5% in Q2 2022, reflecting a higher allocation of field service expense to the segment to better align with the current complexion of the installed base and a greater mix of equipment sales revenue.

(4) As a result of a comprehensive review of our unit counts, the Table Products installed base and average monthly lease price have been revised in the prior period to reflect a more accurate count of the products on lease. The review resulted in no changes to revenues or Adjusted EBITDA.

Interactive

Three Months Ended June 30, 2023 compared to Three Months Ended June 30, 2022

(Amounts in thousands)	Three Months Ended June 30,

	2023	2022	$ Change	% Change
Interactive segment revenue:
Gaming Operations	$2,755	$2,603	$152	5.8%
Total Interactive revenue	$2,755	$2,603	$152	5.8%

Interactive Adjusted EBITDA	$473	$545	$(72)	(13.2)%

Interactive Quarterly Results

•	Interactive revenue totaled $2.8 million, representing an increase of 6% year-over-year and 9% versus Q1 2023. RMG revenue accounted for over 80% of Q2 2023 segment-level revenue, with the balance derived from the Company's B2C social casino platform.
•	RMG revenue increased 10% year-over-year and 12% sequentially to a record $2.3 million, eclipsing $2.0 million for the fifth consecutive quarter. Initial returns realized on tactical investments into the Company's technical and commercial teams initiated in the second half of 2022 drove the improved Q2 2023 RMG revenue performance. Revenues earned from North American-facing customers accounted for nearly 90% of Q2 2023 RMG revenue mix.
•	The Interactive segment delivered positive Adjusted EBITDA for the fourteenth consecutive quarter, as the Company remains committed to profitably scaling its RMG business. Although strategic investments intended to improve the cadence of the Company's brick-and-mortar game content releases into the North American RMG channel, expand its content offering into new game genres, including instant win and table games, and strengthen its customer account management capabilities led to a decline in Adjusted EBITDA versus the prior year, early returns on these investments paced a more than doubling of Adjusted EBITDA on a quarterly sequential basis as compared to the $220 thousand delivered in Q1 2023.
•	The Company's RMG game content catalog, consisting of over 40 proven AGS land-based titles, was live in nearly all of the most prominent regulated North American online jurisdictions and with over 60 i-gaming operators globally as of June 30, 2023. PA, MI and NJ represented the highest revenue generating end markets in Q2 2023.
•	The Company plans to unveil several potentially impactful upgrades to its RMG offering during Q3 2023, including the introduction of its first games developed on its fully redesigned RMG platform, which features a complete overhaul of its user interface ("UI") and user experience ("UE") attributes.

Liquidity and Capital Expenditures

As of June 30, 2023, the Company had an available cash balance of $34.8 million and $40.0 million of availability under its undrawn revolving credit facility, resulting in total available liquidity of approximately $75 million.

The total principal amount of debt outstanding, as of June 30, 2023, was $568.9 million compared to $571.4 million at December 31, 2022. Total net debt, which is the principal amount of debt outstanding less cash and cash equivalents, was approximately $534.1 million as of June 30, 2023, conveying a total net debt leverage ratio of 3.6 times compared to 3.8 times as of December 31, 2022(5).

Second quarter 2023 capital expenditures totaled $15.6 million, bringing year-to-date capital expenditures to $29.3 million. Gaming equipment-related investments into the Company's EGM and Table Product installed bases accounted for approximately 60% of capital expenditures incurred in both the second quarter and year-to-date periods. The Company continues to expect full year 2023 capital expenditures, inclusive of anticipated capitalized R&D expenditures, to land in the range of $65 million to $70 million.

2023 Net Leverage Target

Supported by its record-setting year-to-date financial performance through June 30, 2023, the people, product and process-driven operational momentum building across all three business segments, and an organizational focus on capital deployment discipline and working capital efficiency, the Company now expects to exit 2023 with net leverage in the range of 3.25 times to 3.50 times.

(5) Total Adjusted EBITDA and Total Net Debt Leverage Ratio are non-GAAP measures, see non-GAAP reconciliation below.

Conference Call and Webcast

AGS leadership will host a conference call to review the Company's second quarter 2023 results on August 3, 2023, at 5 p.m. EDT. Participants may access a live webcast of the conference call, along with a slide presentation reviewing the quarterly results, at the Company's Investor Relations website http://investors.playags.com. A replay of the webcast will be available on the website following the live event. Those residing in the United States may access the call live by dialing +1 (833) 470-1428, while international participants may visit www.netroadshow.com/events/global-numbers?confId=51657 to access a country-specific dial-in directory. The conference call access code is 556074.

Company Overview

AGS is a global company focused on creating a diverse mix of entertaining gaming experiences for every kind of player. Our roots are firmly planted in the Class II tribal gaming market, but our customer-centric culture and remarkable growth have helped us branch out to become one of the most all-inclusive commercial gaming equipment suppliers in the world. Powered by high-performing Class II and Class III slot products, an expansive table products portfolio, highly rated social casino, real-money gaming solutions for players and operators, and best-in-class service, we offer an unmatched value proposition for our casino partners. Learn more at playags.com.

AGS Investor & Media Contacts:

Brad Boyer, Senior Vice President Corporate Operations and Investor Relations

investors@playags.com

Julia Boguslawski, Chief Marketing Officer

jboguslawski@playags.com

©2023 PlayAGS, Inc. Products referenced herein are sold by AGS LLC or other subsidiaries of PlayAGS, Inc. Solely for convenience, marks, trademarks and trade names referred to in this press release appear without the ® and  TM and SM  symbols, but such references are not intended to indicate, in any way, that PlayAGS, Inc. will not assert, to the fullest extent under applicable law, its rights or the rights of the applicable licensor to these marks, trademarks and trade names.

Forward-Looking Statement

This release contains, and oral statements made from time to time by our representatives may contain, forward-looking statements based on management’s current expectations and projections, which are intended to qualify for the safe harbor of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding the proposed public offering and other statements identified by words such as “believe,” “will,” “may,” “might,” “likely,” “expect,” “anticipates,” “intends,” “plans,” “seeks,” “estimates,” “believes,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. All forward-looking statements are based on current expectations and projections of future events.

These forward-looking statements reflect the current views, models, and assumptions of AGS, and are subject to various risks and uncertainties that cannot be predicted or qualified and could cause actual results in AGS’s performance to differ materially from those expressed or implied by such forward looking statements. These risks and uncertainties include, but are not limited to, the ability of AGS to maintain strategic alliances, unit placements or installations, grow revenue, garner new market share, secure new licenses in new jurisdictions, successfully develop or place proprietary product, comply with regulations, have its games approved by relevant jurisdictions, the effects of COVID-19 on the Company’s business and results of operations and other factors set forth under Item 1. “Business,” Item 1A. “Risk Factors” in AGS’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission. All forward-looking statements made herein are expressly qualified in their entirety by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Readers are cautioned that all forward-looking statements speak only to the facts and circumstances present as of the date of this press release. AGS expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PLAYAGS, INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share data)

	June 30,	December 31,
	2023	2022
Assets
Current assets
Cash and cash equivalents	$34,804	$37,891
Restricted cash	233	20
Accounts receivable, net of allowance of credit losses for $1,575 and $1,974, respectively	66,884	59,909
Inventories	38,700	35,394
Prepaid expenses	6,796	4,020
Deposits and other	6,983	8,930
Total current assets	154,400	146,164
Property and equipment, net	79,228	82,361
Goodwill	290,215	287,680
Intangible assets	132,735	142,109
Deferred tax asset	8,694	7,893
Operating lease assets	10,986	11,198
Other assets	4,827	7,346
Total assets	$681,085	$684,751

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$10,229	$15,244
Accrued liabilities	33,137	37,262
Current maturities of long-term debt	6,123	6,060
Total current liabilities	49,489	58,566
Long-term debt	548,654	550,081
Deferred tax liability, non-current	2,539	2,048
Operating lease liabilities, long-term	9,875	10,413
Other long-term liabilities	9,049	14,282
Total liabilities	619,606	635,390

Stockholders’ equity
Preferred stock at $0.01 par value; 50,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock at $0.01 par value; 450,000,000 shares authorized at June 30, 2023 and December 31, 2022; 37,925,983 and 37,789,131 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	379	378
Additional paid-in capital	411,925	406,436
Accumulated deficit	(352,635)	(353,125)
Accumulated other comprehensive loss	1,810	(4,328)
Total stockholders’ equity	61,479	49,361
Total liabilities and stockholders’ equity	$681,085	$684,751

PLAYAGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues
Gaming operations	$60,973	$56,640	$119,615	$109,804
Equipment sales	28,859	19,944	53,392	39,637
Total revenues	89,832	76,584	173,007	149,441
Operating expenses
Cost of gaming operations(6)	12,028	10,868	23,784	21,137
Cost of equipment sales(6)	12,981	10,386	25,314	20,173
Selling, general and administrative	19,721	15,975	36,926	33,926
Research and development	10,956	10,040	21,745	20,250
Write-downs and other charges	431	342	635	435
Depreciation and amortization	18,639	19,160	37,781	38,029
Total operating expenses	74,756	66,771	146,185	133,950
Income from operations	15,076	9,813	26,822	15,491
Other (income) expense
Interest expense	14,070	8,087	27,774	17,560
Interest income	(319)	(214)	(676)	(423)
Loss on extinguishment and modification of debt	-	-	-	8,549
Other (expense) income	(10)	277	(88)	269
Income (loss) before income taxes	1,335	1,663	(188)	(10,464)
Income tax (expense) benefit	(484)	(121)	705	(588)
Net income (loss)	851	1,542	517	(11,052)
Foreign currency translation adjustment	2,725	(561)	6,138	443
Total comprehensive income (loss)	$3,576	$981	$6,655	$(10,609)

Basic and diluted income (loss) per common share:
Basic	$0.02	$0.04	$0.01	$(0.30)
Diluted	$0.02	$0.04	$0.01	$(0.30)
Weighted average common shares outstanding:
Basic	37,917	36,998	37,864	37,051
Diluted	37,917	36,998	37,864	37,051

(6) Exclusive of depreciation and amortization.

PLAYAGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities
Net income (loss)	$517	$(11,052)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	37,781	38,029
Accretion of contract rights under development agreements and placement fees	3,121	3,198
Amortization of deferred loan costs and discount	1,267	1,537
Write-off of deferred loan costs and discount	-	1,586
Cash paid for debt prepayment penalties to prior debt holders	-	848
Stock-based compensation expense	5,490	8,231
Provision for bad debts	485	273
Disposal of long-lived assets	396	416
Impairment of assets	239	19
Provision for deferred income tax (benefit)	687	89
Changes in assets and liabilities that relate to operations:
Accounts receivable	(6,917)	(3,500)
Inventories	(919)	(9,143)
Prepaid expenses	(2,755)	(2,776)
Deposits and other	2,028	106
Other assets, non-current	489	1,787
Accounts payable and accrued liabilities	(12,037)	5,256
Net cash provided by operating activities	29,872	34,904
Cash flows from investing activities
Business acquisitions, net of cash acquired	-	(4,750)
Proceeds from payments on customer notes receivable	3,081	137
Purchase of intangibles	(183)	-
Software development and other expenditures	(10,834)	(9,852)
Proceeds from disposition of assets	11	8
Purchases of property and equipment	(18,312)	(20,401)
Net cash used in investing activities	(26,237)	(34,858)
Cash flows from financing activities
Repayment of prior first lien credit facilities	-	(521,215)
Repayment of first lien credit facilities	(2,875)	(1,438)
Repayment of incremental term loans	-	(93,575)
Payment of financed placement fee obligations	(2,733)	(2,593)
Proceeds from term loans	-	569,250
Payment of deferred loan costs	-	(4,838)
Payment of debt prepayment penalties to prior debt holders	-	(848)
Payments of previous acquisition obligation	(146)	(287)
Payments on finance leases and other obligations	(781)	(616)
Repurchase of stock	(27)	(10)
Net cash used in financing activities	(6,562)	(56,170)
Effect of exchange rates on cash and cash equivalents	53	1
Net increase in cash, cash equivalents and restricted cash	(2,874)	(56,123)
Cash, cash equivalents and restricted cash, beginning of period	37,911	94,997
Cash, cash equivalents and restricted cash, end of period	$35,037	$38,874

Supplemental cash flow information:
Non-cash investing and financing activities:
Leased assets obtained in exchange for new operating lease liabilities	$882	$956
Leased assets obtained in exchange for new finance lease liabilities	$600	$242

Non-GAAP Financial Measures

To provide investors with additional information in connection with our results as determined by generally accepted accounting principles in the United States (“GAAP”), we disclose the following non-GAAP financial measures: total Adjusted EBITDA, total Adjusted EBITDA margin, total net debt leverage ratio, and Free Cash Flow. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for net income (loss), income from operations, cash flows, or any other measure calculated in accordance with GAAP, and may not be comparable to similarly titled measures reported by other companies.

Total Adjusted EBITDA

This press release and accompanying schedules provide certain information regarding Adjusted EBITDA, which is considered a non-GAAP financial measure under the rules of the Securities and Exchange Commission.

We believe that the presentation of total Adjusted EBITDA is appropriate to provide additional information to investors about certain material non-cash items that we do not expect to continue at the same level in the future, as well as other items we do not consider indicative of our ongoing operating performance. Further, we believe total Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures. It also provides management and investors with additional information to estimate our value.

Total Adjusted EBITDA is not a presentation made in accordance with GAAP. Our use of the term total Adjusted EBITDA may vary from others in our industry. Total Adjusted EBITDA should not be considered as an alternative to operating income or net income. Total Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation or as a substitute for the analysis of our results as reported under GAAP.

Our definition of total Adjusted EBITDA allows us to add back certain non-cash charges that are deducted in calculating net income and to deduct certain gains that are included in calculating net income. However, these expenses and gains vary greatly, and are difficult to predict. They can represent the effect of long-term strategies as opposed to short-term results. In addition, in the case of charges or expenses, these items can represent the reduction of cash that could be used for other corporate purposes. Due to these limitations, we rely primarily on our GAAP results, such as net income (loss), income from operations, EGM Adjusted EBITDA, Table Products Adjusted EBITDA or Interactive Adjusted EBITDA and use Total Adjusted EBITDA only supplementally.

The total Adjusted EBITDA discussion above is also applicable to its margin measure, which is calculated as total Adjusted EBITDA as a percentage of total revenues.

The following table presents a reconciliation of total Adjusted EBITDA to net loss, which is the most comparable GAAP measure:

Total Adjusted EBITDA Reconciliation

	Three Months Ended June 30,
(Amounts in thousands)
	2023	2022	$ Change	% Change
Net income	$851	$1,542	$(691)	(44.8)%
Income tax (benefit) expense	484	121	363	300.0%
Depreciation and amortization	18,639	19,160	(521)	(2.7)%
Interest expense, net of interest income and other	13,741	8,150	5,591	68.6%
Write-downs and other(7)	431	342	89	26.0%
Other adjustments(8)	44	301	(257)	(85.4)%
Other non-cash charges(9)	2,457	2,108	349	16.6%
Non-cash stock-based compensation(10)	2,946	2,406	540	22.4%
Total Adjusted EBITDA	$39,593	$34,130	$5,463	16.0%

	Three Months Ended June 30,
(Amounts in thousands, except total Adjusted EBITDA margin)
	2023	2022	$ Change	% Change
Total revenues	$89,832	$76,584	$13,248	17.3%
Total Adjusted EBITDA	$39,593	$34,130	$5,463	16.0%
Total Adjusted EBITDA margin	44.1%	44.6%	(0.5)%	(50 bps)

(7) Write-downs and other includes items related to loss on disposal or impairment of long-lived assets and fair value adjustments to contingent consideration.

(8) Other adjustments are primarily composed of the following:

•

Costs and inventory and receivable valuation charges associated with the COVID-19 pandemic, professional fees incurred for projects, costs incurred related to public offerings, contract cancellation fees and other transaction costs deemed to be non-operating in nature;

•	Acquisition and integration related costs related to the purchase of businesses and to integrate operations and obtain costs synergies;
•

Restructuring and severance costs, which primarily relate to costs incurred through the restructuring of the Company’s operations from time to time and other employee severance costs recognized in the periods presented; and

•	Legal and litigation related costs, which consist of payments to law firms and settlements for matters that are outside the normal course of business.

(9) Other non-cash charges are costs related to non-cash charges and losses on the disposition of assets, non-cash charges on capitalized installation and delivery, which primarily includes the costs to acquire contracts that are expensed over the estimated life of each contract, and non-cash charges related to accretion of contract rights under development agreements.

(10) Non-cash stock-based compensation includes non-cash compensation expense related to grants of options, restricted stock, and other equity awards.

Total Net Debt Leverage Ratio Reconciliation

The following table presents a reconciliation of total net debt and total net debt leverage ratio:

(Amounts in thousands, except total net debt leverage ratio)	June 30,	December 31,
	2023	2022
Total principal amount of debt	$568,915	$571,376
Less: Cash and cash equivalents	34,804	37,891
Total net debt	$534,111	$533,485
LTM Adjusted EBITDA	$147,843	$138,643
Total net debt leverage ratio	3.6	3.8

Free Cash Flow

This schedule provides certain information regarding Free Cash Flow, which is considered a non-GAAP financial measure under the rules of the Securities and Exchange Commission.

We define Free Cash Flow as net cash provided by operating activities and proceeds from payments on customer notes receivable less cash outlays related to capital expenditures. We define capital expenditures to include purchase of intangible assets, software development and other expenditures, and purchases of property and equipment. In arriving at Free Cash Flow, we subtract cash outlays related to capital expenditures and add proceeds from payments on customer notes receivable to net cash provided by operating activities because they represent long-term investments that are required for normal business activities. As a result, subject to the limitations described below, Free Cash Flow is a useful measure of our cash available to repay debt and/or make other investments.

Free Cash Flow adjusts for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. Free Cash Flow is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted. These limitations are best addressed by using Free Cash Flow in combination with the GAAP cash flow numbers.

The following table presents a reconciliation of Free Cash Flow:

(Amounts in thousands)	Six Months Ended June 30, 2023	Three Months Ended March 31, 2023	Three Months Ended June 30, 2023
Net cash provided by operating activities	$29,872	$4,167	$25,705
Proceeds from payments on customer notes receivable	3,081	598	2,483
Purchase of intangibles	(183)	-	(183)
Software development and other expenditures	(10,834)	(4,973)	(5,861)
Purchases of property and equipment	(18,312)	(8,739)	(9,573)
Free Cash Flow	$3,624	$(8,947)	$12,571

(Amounts in thousands)	Six Months Ended June 30, 2022	Three Months Ended March 31, 2022	Three Months Ended June 30, 2022
Net cash provided by operating activities	$34,904	$7,070	$27,834
Proceeds from payments on customer notes receivable	137	137	-
Software development and other expenditures	(9,852)	(3,853)	(5,999)
Purchases of property and equipment	(20,401)	(7,688)	(12,713)
Free Cash Flow	$4,788	$(4,334)	$9,122